As filed with the Securities and Exchange Commission on January 15, 1997
                                                           Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------
                              CHS ELECTRONICS, INC.
             (Exact name of registrant as specified in its charter)

                           FLORIDA                           87-0435376
                (State or Other Jurisdiction              (I.R.S. Employer
              of Incorporation or Organization)          Identification No.)

                              2153 N.W. 86TH AVENUE
                              MIAMI, FLORIDA 33122
                                 (305) 716-8273
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                                -----------------

                                 CLAUDIO OSORIO
                                    PRESIDENT
                              CHS ELECTRONICS, INC.
                              2153 N.W. 86TH AVENUE
                              MIAMI, FLORIDA 33122
                                 (305) 716-8273
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                          COPIES OF COMMUNICATIONS TO:
                             PAUL BERKOWITZ, ESQUIRE
                          GREENBERG, TRAURIG, HOFFMAN,
                          LIPOFF, ROSEN & QUENTEL, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500
                               ------------------
                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
                   TO THE PUBLIC: From time to time after this
                    Registration Statement becomes effective.
                               -------------------
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


     Title of Shares               Amount to be              Proposed Maximum               Amount of
     to be Registered               Registered          Aggregate Offering Price(1)     Registration Fee

Common Stock, $.001 par value      239,612 Shares              $4,163,258.50                $1,261.60

--------------
(1) Estimated solely for the purpose of calculating the registration fee, and pursuant to Rule 457(c), based on the average sales price for the Common Stock reported by the Nasdaq National Market on January 13, 1997.

                               -------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                  SUBJECT TO COMPLETION DATED JANUARY 15, 1997

                                 239,612 SHARES

                              CHS ELECTRONICS, INC.
                                  COMMON STOCK

                              ---------------------


         This Prospectus covers an aggregate of 239,612 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of CHS Electronics, Inc., a Florida corporation (the "Company"), being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.

         The Common Stock is listed on the Nasdaq National Market under the symbol CHSE. On January 13, 1997, the average of the last reported bid and ask price of the Common Stock as reported by Nasdaq was $17.375 per share.

         The Company has been advised by the Selling Shareholders that they may sell all or a portion of the shares offered hereby from time to time in the over-the-counter market (or any exchange on which the Common Stock may then be listed), in negotiated transactions, directly or through broker-dealers or otherwise, that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). In connection with such sales, the Selling Shareholders and any broker-dealers participating in such sales may be deemed to be underwriters as that term is defined under the Securities Act of 1933, as amended (the "Securities Act"). Neither the Company nor the Selling Shareholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of sales of Common Stock from time to time. In addition, the Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

         The Company will pay all the expenses, estimated to be approximately $22,000, in connection with this offering, other than underwriting and brokerage commissions, discounts, fees and counsel fees and expenses incurred by the Selling Shareholders. The Shares are being registered at the request of the Selling Shareholders.

         See "Risk Factors" beginning on page 5 for a discussion of certain factors that should be considered by prospective purchasers of the Shares offered hereby.

                              ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
      THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
        MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS JANUARY __, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048 and through the Commission's Internet address at http://www.sec.gov. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information concerning the Company can also be inspected at the offices of Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits thereto. Copies of such Registration Statement, including exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned facilities of the Commission, upon payment of the fee prescribed by the Commission. The summaries contained in this Prospectus of additional information included in the Registration Statement or any exhibit thereto are qualified in their entirety by reference to such information or exhibit.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company under the Exchange Act with the Commission are incorporated in and made a part of this Prospectus by reference:

                  (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

                  (ii) the Company's quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

                  (iii) the Company's Current Report on Form 8-K dated February 21, 1996 as amended by Form 8-K/A dated May 9, 1996;

                  (iv) the Company's Current Report on Form 8-K dated April 12, 1996;

                  (v) the Company's Current Report on Form 8-K dated October 18, 1996 as amended by Form 8-K/A dated December 17, 1996;

                  (vi)     the Company's Schedule 14C dated February 21, 1996;
                           and

                  (vii)    the Company's filing on Form 8-B dated March 15,
                           1996.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

         Any information contained herein or in a document incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that information contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or replaces such information. Any such information so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated herein by reference (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal executive offices: Attn: Secretary, 2153 N.W. 86th Avenue, Miami, Florida 33122, telephone number (305) 716-8273.

                                   THE COMPANY


         GENERAL

         CHS Electronics, Inc. ("CHS" or the "Company") is a leading international distributor of microcomputer products, networking products and software. CHS operates in 30 countries across three regions, including Western Europe, Eastern Europe and South America and services an active customer base of greater than 50,000 resellers. Most of the products sold by the Company are manufactured by approximately 35 vendors including Hewlett-Packard, Seagate, Microsoft, Novell, IBM, Acer, Creative Labs, 3Com, Canon, Epson and Intel. The Company is a focused distributor, as opposed to a broadline distributor, and seeks to represent leading vendors within specific product categories. CHS believes that it is the fifth largest distributor of microcomputer products in the world, and the largest distributor in South America and Eastern Europe. The Company has no significant sales in the United States.

         The large number and diversity of resellers make it cost efficient for manufacturers to rely on wholesale distributors such as the Company to assume responsibility for some portion of their distribution, credit, inventory, marketing and support requirements. Similarly, due to the large number of product manufacturers, resellers generally cannot efficiently establish direct purchasing relationships with each manufacturer and instead rely on distributors to satisfy their product, financing, marketing and technical support needs. The Company believes the wholesale distribution industry is consolidating as access to financial resources and economies of scale become more critical and as certain manufacturers limit the number of authorized distributors of their respective products.

         According to International Data Corporation ("IDC"), in 1995 Western Europe represented approximately 23% of the worldwide PC market. The Company's pan-European presence strategically positions the Company to take advantage of the consolidation trend in the distribution industry and increase its market share in Western Europe. Additionally, the regions in which the Company operates are relatively underpenetrated as compared to the United States. The penetration rate, defined as number of personal computers per person, in Western Europe is 15.3% compared to a penetration rate of 35.8% in the United States. A significant portion of the Company's sales are in the emerging markets of Eastern Europe and South America, regions which the Company believes are underserved relative to the entire industry and offer substantial growth opportunities. IDC projects personal computer sales in Eastern Europe (including the Middle East and Africa) will grow from $3.9 billion in 1995 to $7.6 billion in 1999, representing a compound annual growth rate of 18.5%. IDC projects personal computer sales in South America (including Mexico and Central America) will grow from $3.5 billion in 1995 to $7.8 billion in 1999, representing a compound annual growth rate of 22.2%. This compares favorably to a 9.6% compound annual growth rate projected by IDC for personal computer sales in the United States over the same period.

         CHS operates under a decentralized structure which delegates to managers familiar with the customs and needs of a particular country the authority to make daily operational decisions including those necessary to satisfy the particular demands of their market. As compared to certain competitors which operate under a more centralized system, the Company believes that its business model of focused distribution through locally managed full service facilities integrating warehousing, purchasing, sales, credit and accounting services provides competitive cost and operating advantages.

         The Company's principal executive offices are located at 2153 N.W. 86th Avenue, Miami, Florida 33122 and its telephone number is (305) 716-8273. Unless the context otherwise requires, the term the "Company" as used in this Prospectus refers to CHS Electronics, Inc. and its subsidiaries.

         RECENT DEVELOPMENTS

         On October 4, 1996, the Company completed the acquisition of the assets and the assumption of the liabilities of the distribution businesses of Merisel, Inc. in Austria, France, Germany, Great Britain, Switzerland and The Netherlands, including Merisel's European Distribution Center. The Company also acquired Merisel's export operations serving Latin America from Miami, Florida and a distribution business in Mexico. The purchase price was approximately $154 million and was funded through cash of $36 million, factoring proceeds of $55 million and $63 million in asset securitization borrowings.

         On December 19, 1996, the Company announced that it had signed a definitive agreement to acquire the operations of Frank & Walter Computer GmbH (F&W), the fourth largest computer distributor in Germany, for 2.2 million unregistered shares of Common Stock. The transaction combines the operations of F&W, a privately held company based in Brunschwag, which is expected by the Company to have 1996 sales of $750 million, with CHS Germany, which the Company expects to have 1996 sales (including the sales on a pro forma basis of the German operations recently acquired from Merisel, Inc.) of $650 million. Carsten Frank, the founder of F&W, will also become a CHS executive vice president responsible for Europe.

         F&W has 10,000 active dealers and is one of the largest distributors of Western Digital and Seagate products in the world. The company, which employs about 400 and operates only within Germany, is focused on distribution to smaller dealers in central Germany. CHS Germany, which employs 350 and has 8,000 active dealers in Germany, has focused on distribution to medium and large resellers in the north and south of the country.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES CERTAIN RISKS. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, WHEN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE MAKING AN INVESTMENT DECISION. THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH BELOW, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

         MANAGEMENT OF GROWTH. The Company's significant growth and recent acquisitions have placed, and are expected to continue to place, substantial demands on the Company's managerial, operational, financial and other resources. Further acquisitions will require the Company to continue to invest in its operations, including its financial and management information systems, and to retain, motivate and effectively manage its employees. There can be no assurance that the management skills and systems currently in place will be adequate to implement its strategy. This could have a material adverse effect on the Company's business, financial condition and results of operations.

         VARIABILITY OF CUSTOMER REQUIREMENTS; NATURE OF CUSTOMER COMMITMENTS ON ORDERS. The level and timing of orders placed by the Company's customers vary due to a number of factors, including customer attempts to manage inventory, changes in customers' strategies and variations in demand for products. The Company relies on its estimate of anticipated future volumes when making commitments regarding the quantities and the mix of products that it intends to carry in inventory. The Company does not have long term contracts with its customers and a variety of conditions could cause customers to reduce their orders. Any significant reduction in customer orders could adversely impact the Company.

         POTENTIAL QUARTERLY FLUCTUATIONS; SEASONALITY OF SALES. The Company may experience variability in its net sales and net income on a quarterly basis as a result of many factors, including the condition of the microcomputer industry in general, shifts in demand for software and hardware products and industry announcements of new products or upgrades. The Company's planned operating expenditures are based on sales forecasts. If revenues do not meet expectations in any given quarter, operating results may be materially adversely affected. Sales in Europe in the first and fourth quarters of each year are typically higher than in the second and third quarters. In South America, sales in the third and fourth quarters of each year are typically higher than in the first and second quarters.

         ACQUISITIONS. The Company intends to pursue the acquisition of other companies, assets or product lines that would complement or expand its existing business. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. There can be no assurance that the Company will consummate future acquisitions on satisfactory terms, that adequate financing will be available on terms acceptable to the Company, or that any acquired operations will be successfully integrated.

         DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent upon its ability to retain its current personnel and to continue to attract and retain qualified personnel. The Company is particularly dependent on the services of its President, Claudio Osorio. The Company does not possess any key-man life insurance policies with respect to Mr. Osorio or any other officer of the Company. There is intense competition for qualified personnel, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key personnel could be detrimental to the Company.

         COMPETITION; DECLINING GROSS PROFIT MARGINS. The Company's business is highly competitive. Certain of the Company's competitors have greater financial, marketing, service and technical support resources than the Company. There can be no assurance that the Company's resources will be sufficient to allow the Company to compete effectively in the future. Continued increases in competition could have a material adverse effect on the Company's results of operations because of price reductions and potential loss of market share. Certain of the

Company's competitors may sell products at prices below that charged by the Company. As a result of this price competition, the Company and its competitors currently are experiencing downward pressure on gross margins, which the Company expects to continue for the foreseeable future. The Company expects to offset the impact of declines in its gross margin by reducing its operating expenses as a percentage of net sales, although there can be no assurance of the success of this strategy in future periods.

         RISKS ASSOCIATED WITH INTERNATIONAL SALES. Substantially all of the Company's sales are to customers outside of the United States. Changes in the value of foreign currencies relative to the United States dollar could adversely affect the Company's results of operations and financial position, and transaction gains and losses could contribute to fluctuations in the Company's results of operations. When possible, the Company engages in currency hedging transactions and certain other practices to ameliorate these risks. There can be no assurance that such efforts will materially reduce the effects of fluctuations in foreign currency exchange rates on the Company's results of operations.

         The Company's existing and planned international operations are subject to political and economic uncertainties, including among others, inflation, hyperinflation, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, transportation tariffs, export controls, foreign exchange restrictions which limit the repatriation of investments and earnings therefrom, changes in taxation, hostilities and confiscation of property. Changes related to these matters could have a material adverse effect on the Company's results of operations or financial condition.

         LIMITATION ON DISTRIBUTIONS FROM SUBSIDIARIES. The Company derives all of its operating income and cash flow from its subsidiaries and relies on payments from, distributions from, and intercompany borrowings with, its subsidiaries to generate the funds necessary to meet its obligations. In certain countries, exchange controls may limit the ability of the Company's subsidiaries to make payments to the Company which may limit the repatriation of investments and earnings therefrom. Restrictions in financing or credit arrangements may also limit such payments. Claims of creditors of the Company's subsidiaries will generally have priority as to the assets and cash flow of such subsidiaries over the claims of the Company or its shareholders.

         EFFECTS OF TECHNOLOGICAL CHANGE. The products sold by the Company are characterized by rapidly changing technology, frequent new product introductions and evolving industry standards that can render the products marketed by the Company obsolete or unmarketable in a relatively short period of time. The Company's future success will depend upon its ability to limit its exposure to obsolescence in its inventory and to gain access to the product lines of vendors of new technology. Although the Company attempts to enter into stock rotation agreements with its vendors permitting the return of inventory, there can be no assurance that these efforts will be successful.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of shares of Common Stock being offered by the Selling Shareholders hereunder. Expenses expected to be incurred by the Company in connection with this offering are estimated at approximately $22,000.

                              SELLING SHAREHOLDERS

         All of the Shares offered hereby were acquired by the Selling Shareholders in connection with the sale of their ownership interest in an entity acquired by the Company from Comtrad, Inc., a shareholder of the Company. The following table sets forth certain information with respect to the beneficial ownership of the Common Stock by the Selling Shareholders.


                                            NUMBER OF                                         OWNERSHIP OF SHARES OF
    NAME AND ADDRESS OF                   SHARES OWNED                                         COMMON STOCK AFTER
    SELLING SHAREHOLDER                 PRIOR TO OFFERING         NUMBER OF SHARES                OFFERING(1)
-------------------------           -------------------------                             --------------------------
                                    SHARES         PERCENTAGE      OFFERED HEREBY         SHARES          PERCENTAGE
                                    ------         ----------      --------------         ------          ----------
Garry Boon(2)(3)                    147,059            1.2           73,530               73,529               *

Janette Bunn(4)(5)                   29,412              *           29,412                   -0-             -0-

Salvatorre Cacioppo(5)(6)            98,039              *           29,400               68,639               *

Pierre Delphin(5)(7)                 59,872              *           48,000               11,872               *

Howard Gunn(3)(8)                    51,470              *           25,735               25,735               *

Jan Lawford(3)(9)                    51,470              *           25,735               25,735               *

Patrice Laureau(5)(10)               39,216              *            7,800               31,416               *

----------
*        Less than 1%
(1) Assumes all Shares registered hereby are sold. Since the Selling Shareholders may sell all, some or none of their Shares, no actual estimate can be made of the aggregate number of Shares that are to be offered hereby or the number or percentage of Shares that each Selling Shareholders will own upon completion of the offering to which this Prospectus relates.
(2) Mr. Boon is the managing director of the Company's subsidiary in the United Kingdom and a regional director of the Company.
(3) The address for Messrs. Boon and Gunn and Ms. Lawford is c/o CHS Electronics Plc, Copse Road, St. Johns, Woking, Surrey GU21 1ST, United Kingdom.
(4) Ms. Bunn was the director of marketing for the Company's subsidiary in France until December 31, 1996.
(5) The address for Ms. Bunn and Messrs. Cacioppo, Delphin and Laureau is c/o CHS France, S.A., 11 Rue de Cambrai, Bat 028, F-75019, Paris, France.
(6) Mr. Cacioppo is the general manager of the Company's subsidiary in France and a regional director of the Company.
(7) Mr. Delphin was an employee of CHS until April 1996 and currently serves as a consultant to CHS.
(8) Mr. Gunn is the finance director of the Company's subsidiary in the United Kingdom.
(9) Ms. Lawford is the marketing director of the Company's subsidiary in the United Kingdom.
(10) Mr. Laureau is the finance director and co-deputy director of the Company's subsidiary in France

                              PLAN OF DISTRIBUTIONN

         The Selling Shareholders have advised the Company that they may from time to time sell all or part of the Shares in one or more transactions in the over-the-counter market, on the Nasdaq National Market (or any exchange on which the Common Stock may then be listed), in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares from whom they may act as agent (which compensation may be in excess of customary commissions). In connection with such sales, the Selling Shareholders and any broker-dealers or agents participating in such sales may be deemed to be underwriters as that term is defined under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of his sale of Common Stock from time to time.

         Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

         The Company will pay all of the expenses, estimated to be approximately $22,000, incident to the registration, offer and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents and attorneys' fees of the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders and any underwriters against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have also agreed to indemnify the Company, its directors, officers, agents and representatives against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Shareholders.

         The Selling Shareholders have advised the Company that they will comply with Rule 10b-6 promulgated under the Exchange Act in connection with all resales of the Shares.

         The Company has been advised by the Selling Shareholders that they have not, as of January 13, 1997, entered into any arrangement with a broker-dealer for the sale of the Shares through a block trade, special offering, exchange distribution or secondary distribution of a purchase by a broker-dealer.


                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

         The Company's Articles of Incorporation, as amended, authorize the issuance of 100,000,000 shares of Common Stock, par value $.001 per share. As of January 6, 1997, there were 12,397,384 shares of Common Stock issued and outstanding together with options granted by the Company's Board of Directors to purchase 1,570,091 shares of Common Stock. In addition, an indeterminate number of shares may be issued to the sellers of businesses in Hungary and Russia which were acquired by the Company.

         Holders of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors. Additionally, holders of Common Stock are entitled to one vote for each share of Common Stock held of record upon all matters presented for action by shareholders. Shares of Common Stock have no preemptive or other rights to subscribe for additional shares. The Board of Directors may, from time to time, declare, and the Company may pay, dividends and other distributions with respect to its outstanding shares of Common Stock in cash, property or its own shares of Common Stock which are legally available therefor. Upon liquidation or dissolution of the Company, all such holders are entitled to receive pro rata the assets of the Company available for distribution to its shareholders.

         The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all members of the Company's Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of shareholders. All of the outstanding shares of Common Stock are fully paid and non-assessable.

         The transfer agent for the Common Stock is Interwest Transfer Company, Suite 100, 1981 East 4800 South, Salt Lake City, Utah 84117.

PREFERRED STOCK

         The Company is authorized to issue preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock and, in certain instances, could adversely affect the market price of such stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no present intention to issue any shares of its preferred stock.

         The holders of Common and Preferred Stock vote as a single group on all matters except the following, which require the affirmative vote of a majority of the holders of Common Stock and a majority of the holders of Preferred Stock:
(a) any merger or consolidation of the Company with or into any other corporation except in the case of a merger into the Company of a subsidiary of the Company 90% or more of which is owned by the Company and which does not require a vote of shareholders of either corporation pursuant to the laws of the State of Florida; (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of stock of the Company pursuant to a vote of shareholders of the Company; (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Company to any other corporation, person or entity; or (d) any amendment to the Articles of Incorporation.

CERTAIN FLORIDA LEGISLATION

         Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles of Incorporation also authorize the Company to indemnify the Company's directors, officers, employees and agents.


                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida.


                                     EXPERTS

         The financial statements of the Company and its subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference in this prospectus and registration statement from the Company's Annual Report on Form 10-K in reliance upon the report of Grant Thornton LLP, independent public accountants, which is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
         No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with the offering made hereby, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Shares described in the cover page hereof, or an offer to sell or a solicitation of an offer to buy the Shares offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS

                                                      PAGE
                                                      ----

AVAILABLE INFORMATION..................................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........2
THE COMPANY............................................3
RISK FACTORS...........................................5
USE OF PROCEEDS........................................6
SELLING SHAREHOLDERS...................................7
PLAN OF DISTRIBUTION...................................7
DESCRIPTION OF CAPITAL STOCK...........................8
LEGAL MATTERS..........................................9
EXPERTS .............................................. 9


                                 239,612 SHARES



                              CHS ELECTRONICS, INC.





                                  COMMON STOCK







                           --------------------------


                                   PROSPECTUS

                           --------------------------



                                January __, 1997



--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company estimates that expenses in connection with the offering described in this registration statement (other than underwriting and brokerage discounts, commissions and fees and legal fees incurred by the Selling Shareholders, if any, payable by such Selling Shareholders) will be as follows:

         Securities and Exchange Commission registration fee.........$ 1,261.60

         Legal fees and expenses.....................................    10,000

         Accounting fees and expenses................................    10,000

         Miscellaneous...............................................    738.40
                                                                       --------
                  Total..............................................$   22,000
                                                                       ========

         ------------------

         All amounts except the Securities and Exchange Commission registration fee are estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Company's Articles of Incorporation provide that the Company shall have the power to indemnify and may insure its officers and directors to the fullest extent not prohibited by law. The Company has entered into an agreement with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

         Due to the foregoing provisions, the Company's security holders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available for any particular case, security holders may not have any effective remedy against the challenged conduct.

ITEM 16. EXHIBITS


EXHIBIT
NUMBER      DESCRIPTION
------      -----------

   3.1 The Company's Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1 (No.333-03864))

   3.2 The Company's Bylaws (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1 (No. 333-03864))

   5        Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel,
            P.A.

   23.1     Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel,
            P.A.

   23.2     Consent of Grant Thornton LLP

   24 Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein

ITEM 17.    UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield Beach, State of Florida on this 13th day of January, 1997.

                                         CHS ELECTRONICS, INC.


                                         By: /s/ CLAUDIO OSORIO
                                             --------------------------------
                                                 Claudio Osorio
                                                 President and Director

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Claudio Osorio and Craig Toll, respectively, his true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, including any registration statement pursuant to Rule 462 under the Securities Act, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                      TITLE                              DATE
                  ---------                                      -----                              ----
/s/ CLAUDIO OSORIO                                President and Director (principal       January 13, 1997
----------------------------------------          executive officer)
    Claudio Osorio

/s/ CRAIG TOLL
---------------------------------------           Chief Financial Officer and             January 13, 1997
    Craig Toll                                    Treasurer (principal financial and
                                                  accounting officer)

/s/ ALVIN PERLMAN
---------------------------------------           Executive Vice President and            January 13, 1997
    Alvin Perlman                                 Director

/s/ ANTONIO BOCCALANDRO                           Secretary and Director                  January 13, 1997
---------------------------------------
    Antonio Boccalandro

/s/ OTTO GERLACH
-----------------------------------------         Director                                January 13, 1997
    Otto Gerlach

/s/ ZBYNEK KRAUS
-----------------------------------------         Director                                January 13, 1997
    Zbynek Kraus

/s/ DONALD WINSTEAD
-----------------------------------------         Director                                January 13, 1997
    Donald Winstead

                                  EXHIBIT INDEX

NUMBER   DESCRIPTION                                                       PAGE
------   -----------                                                       ----

   5     Opinion of Greenberg, Traurig, Hoffman , Lipoff, Rosen & Quentel, P.A.

   23.1 Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (contained in Exhibit 5 herein)

   23.2  Consent of Grant Thornton LLP

   24.1  Power of Attorney (contained on signature page)